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                                                                      EXHIBIT 99


Wednesday May 31, 6:05 pm Eastern Time

Company Press Release

Prodigy Acquires FlashNet

Increases Prodigy Subscriber Base to 1.7 Million and Strengthens Prodigy's Position in ISP Marketplace

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--May 31, 2000--Prodigy Communications Corporation (Nasdaq: PRGY - news) announced today that it has completed its acquisition of FlashNet Communications, Inc. (Nasdaq: FLAS - news). The acquisition increased Prodigy's existing 1.5 million managed subscribers by over 200,000 new subscribers.

At the closing, Prodigy issued 0.35 shares of Prodigy common stock for each share of FlashNet common stock. Based on FlashNet's and Prodigy's outstanding shares, Prodigy issued approximately 5,000,000 shares to FlashNet's former shareholders.

"FlashNet's profile and subscriber base strengthens Prodigy's position in the ISP marketplace," commented Samer Salameh, Chairman and CEO of Prodigy. "Through this transaction, Prodigy inherits a pool of talented, committed employees and significantly bolsters its infrastructure and acquisition channels."

As a part of the transaction, Prodigy has acquired FlashNet's national network operations center with state-of-the-art disaster recovery capability, additional network infrastructure including 697 Points of Presence (POPs). Prodigy will also be able to leverage FlashNet's independent agents/referral marketing program, a unique acquisition sales channel for Prodigy.

FlashNet Communications was founded as a consumer and small business ISP start-up in 1995 by providing Internet access in Dallas and Fort Worth, Texas via two points of presence (POPs). Today Prodigy/FlashNet offers service in 450 cities across the country and boasts the largest customer base in the southwestern United States of any ISP.

About Prodigy Communications Corporation (www.prodigy.com):

Prodigy Communications Corporation one of country's largest Internet service providers delivering fast and reliable Internet access and user-friendly Internet-based products, services and information resources to help its members untap the potential of the Internet to improve their lives. Prodigy utilizes a nationwide network covering more than 850 cities in all 50 states allowing more than 90% of the United States population to access the Prodigy Internet(R). Prodigy tailors its services and technology to three fast-growing Internet markets: consumers, small business owners and the U.S. Hispanic population. Prodigy Internet(R) features best-of-breed content, Prodigy Instant Messaging, Prodigy Chat, Prodigy Online Communities combined with the accessibility and freedom of direct access to the World Wide Web for all users. Prodigy Biz Corporation, a division of Prodigy, offers a powerful suite of specially designed Internet products and services for small business owners. Prodigy(R) en espanol is the nation's first-ever,
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fully-bilingual Spanish/English-language Internet service created especially for the U.S. Spanish-speaking population.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the intense competition in the Company's industry, subscriber turnover, disruption in the Company's network services or in other services provided by third parties, the impact of year 2000 issues, as well as the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities an Exchange Commission.

Contact:

Media:
Mary C. Matalobos
914.448.2113
Investor Relations:
Juda Englemayer
212.889.1727 ext. 106